Filed Pursuant to Rule 433

Registration Statement No. 333-155041

June 10, 2009

Dell Inc.

Final Term Sheet

June 10, 2009

Issuer:	Dell Inc.

Size:	$400,000,000

Maturity:	June 15, 2012

Coupon (Interest Rate):	3.375%

Yield to Maturity:	3.399%

Spread to Benchmark Treasury:	T+150bps

Benchmark Treasury:	UST 1.375% due May 15, 2012

Benchmark Treasury Price and Yield:	Price of 98-16+, yield 1.899%

Interest Payment Dates:	June 15, December 15, first Interest Payment Date December 15, 2009

Record Dates:	June 1st, December 1st

Redemption Provision:	Makewhole T+25bps

Price to Public:	99.932%

Proceeds, before expenses, to Dell from the offering of the notes contemplated by this final term sheet:	$398,728,000

Settlement Date:	June 15, 2009 (T+3)

Ratings:	A2 / A- / A (S/S/S)

CUSIP/ISIN:	24702R AH4 / US24702RAH49

Joint Book-Running Managers	Banc of America Securities LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Managers	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. Wachovia Capital Markets, LLC

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling or e-mailing:

Banc of America Securities LLC toll-free at 1-800-294-1322 or

dg.prospectus_distribution@bofasecurities.com

Deutsche Bank Securities Inc. toll-free at 1-800-503-4611

HSBC Securities (USA) Inc. toll-free at 1-866-811-8049

Dell Inc.

Final Term Sheet

June 10, 2009

Issuer:	Dell Inc.

Size:	$600,000,000

Maturity:	June 15, 2019

Coupon (Interest Rate):	5.875%

Yield to Maturity:	5.884%

Spread to Benchmark Treasury:	T+195 bps

Benchmark Treasury:	UST 3.125% due May 15, 2019

Benchmark Treasury Price and Yield:	Price of 93-13, yield 3.934%

Interest Payment Dates:	June 15, December 15, first Interest Payment Date December 15, 2009

Record Dates:	June 1st, December 1st

Redemption Provision:	Makewhole T+30bps

Price to Public:	99.933%

Proceeds, before expenses, to Dell from the offering of the notes contemplated by this final term sheet:	$596,898,000

Settlement Date:	June 15, 2009 (T+3)

Ratings:	A2 / A- / A (S/S/S)

CUSIP/ISIN:	24702R AJ0 / US24702RAJ05

Joint Book-Running Managers	Banc of America Securities LLC Deutsche Bank Securities Inc. HSBC Securities (USA) Inc.

Co-Managers	Barclays Capital Inc. BNP Paribas Securities Corp. Citigroup Global Markets Inc. Goldman, Sachs & Co. Mizuho Securities USA Inc. Wachovia Capital Markets, LLC

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any of the Representatives can arrange to send you the prospectus if you request it by calling or e-mailing:

Banc of America Securities LLC toll-free at 1-800-294-1322 or

dg.prospectus_distribution@bofasecurities.com

Deutsche Bank Securities Inc. toll-free at 1-800-503-4611

HSBC Securities (USA) Inc. toll-free at 1-866-811-8049